Exhibit 10.4

EXECUTION COPY

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement is made and entered into as of this 19th day of March, 2012 by and between Level 3 Communications, Inc., a Delaware corporation (the “Company,” and together with its direct and indirect subsidiaries, the “Company Group”), and James Q. Crowe (“Executive”) pursuant to the terms and conditions of that certain Employment Agreement (the “Employment Agreement”) made and entered into as of the 19th day of March, 2012, by and between the Company and Executive.  Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Employment Agreement.

In consideration of Executive’s employment with the Company and receipt of the compensation paid to Executive by the Company under the Employment Agreement the Company and Executive agree to the following:

Section 1.                                            Confidential Information and Intellectual Property.

(a)                                  Executive represents he is a party to an Employee Confidentiality and Intellectual Property Agreement with the Company, dated March 19, 2012 (the “Employee Confidentiality and Intellectual Property Agreement”), and agrees that such Employee Confidentiality and Intellectual Property Restrictive Covenant Agreement is incorporated herein by reference and made a part hereof and shall survive and not be superseded by this Agreement and shall survive the termination of Executive’s employment.

(b)                                 Company Policies.  Executive acknowledges and agrees that in addition to any covenants or restrictions set forth herein, Executive will at all times continue to be bound by the Company’s intellectual property and confidential information policies as in effect from time to time.

Section 2.                                            Returning Company Group Documents and Property.

Executive agrees that, at the time of any termination of his employment with the Company Group for any reason, Executive will deliver to the Company (and will not keep in his possession, recreate, or deliver to anyone else) any and all other property belonging to the Company or any other member of the Company Group, including but not limited to all confidential information and all other documents (including any copies thereof) in any form belonging to the Company, materials, information, and property developed by Executive pursuant to his employment or otherwise belonging to the Company or any member of the Company Group, cell phone, smart phone, iPad, beeper, keys, card access to the building and office floors, employee handbook, phone card, computer user name and password, disks, and voicemail code.  Executive agrees further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 3.                                            Disclosure of Restrictive Covenant Agreement.

As long as it remains in effect, Executive will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 4.                                            Noncompetition; Nonsolicitation; Nondisparagement.

(a)                                  Noncompetition and Nonsolicitation.  During the period of Executive’s employment with any of the members of the Company Group and the Restricted Period (as defined below), Executive will not (a) directly or indirectly encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any person employed by, or providing consulting services to, any member of the Company Group to terminate such person’s employment or services (or in the case of a consultant, to materially reduce such services) with the Company Group; (b) hire any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring and with whom Executive had contact during his employment with the Company Group within the six (6) month period prior to the date of such hiring; (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company Group to cease doing business with or reduce the amount of its business with the Company Group or interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company Group; or (d) directly or indirectly engage in, own, invest in, manage, be employed by, consult, advise, assist, loan money to, or promote business for any person(s) or entity who or which is engaged in the same business as the Company Group, offers for sale the same products or services as the Company Group, or otherwise is a competitor of Company Group.  Clause (d) of the preceding sentence shall include the entities (and types of entities) set forth on Appendix 1 hereto, which, for the avoidance of doubt, may be reasonably updated or amended by the Company from time to time upon prompt written notice to, but without the consent of Executive.  For purposes of this Agreement, the term “Restricted Period” means the period commencing on the date of Executive’s termination of employment for any reason and continuing thereafter through December 31, 2014; provided, however, that in the event that such termination either occurs after December 31, 2013, or constitutes a Retirement, the Company may elect to extend the Restricted Period through December 31, 2015, by providing written notice of such election within five (5) business days following such termination, in which case, in consideration for such extension, the Company will provide additional severance benefits (“Additional Severance Benefits”) to Executive in the form of either (i) or (ii) below, as selected by the Company in its sole discretion:

(i)                                     subject to Executive’s continued compliance with this Agreement, cash in the amount of twelve million dollars ($12,000,000), payable in substantially equal installments in each of the Company’s payroll periods during the 2015 calendar year; or

(ii)                                  subject to Executive’s continued compliance with this Agreement, (A) cash in the amount of three million seven hundred fifty thousand dollars

($3,750,000), payable in substantially equal installments in each of the Company’s payroll periods during the 2015 calendar year, and (B) three hundred thousand (300,000) Restricted Stock Units (as defined in the Stock Plan) and one hundred fifty thousand (150,000) Outperform Stock Options (as defined in the Stock Plan), each of which shall vest and settle on December 31, 2015, subject to Executive’s continued compliance with this Agreement.

The payment or settlement of Additional Severance Benefits shall be subject to any required tax withholding by the Company.

Notwithstanding the foregoing, the payments and benefits described in clauses (i) and (ii) above shall immediately be suspended, in the event that the Board determines in good faith that Executive has materially breached the Employee Confidentiality and Intellectual Property Agreement or this Agreement; provided that, such payments and benefits shall be fully restored retroactively in the event that a court of competent jurisdiction (such court reviewing such dispute de novo without deference to the determination of the Board) finds in favor of Executive that Executive has not materially breached this Agreement.

(b)                                 Nondisparagement.  Executive agrees that, during the period of his employment with any of the members of the Company Group and at all times thereafter, Executive will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of Executive’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment from any member of the Company Group.  However, Executive’s obligations under this subsection (b) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 5.                                            Reasonableness of Restrictions.

Executive acknowledges and recognizes the highly competitive nature of the business of the members of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the members of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the members of the Company Group during the course of and as a result of Executive’s employment with any of the members of the Company Group.  In light of the foregoing, Executive recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.  Executive acknowledges further that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the termination of his employment with the Company Group and that Executive’s ability to earn a livelihood without violating such restrictions is a material condition to Executive’s employment with the Company Group.

Section 6.                                            Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the members of the Company Group at law or in equity.  If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and area of such provision to the maximum and/or broadest duration, scope, and area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 7.                                            Injunctive Relief.

Executive expressly acknowledges that any breach or threatened breach of any of the terms or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to one or more of the members of the Company Group.  Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to any member of the Company Group, any member of the Company Group, on its own behalf or on behalf of any other member or members of the Company Group, shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

Section 8.                                            Cooperation.

Executive agrees that, following any termination of Executive’s employment, Executive will continue to provide reasonable cooperation to the Company and any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which he has knowledge.  As a condition of such cooperation, the Company shall reimburse Executive for reasonable out-of-pocket expenses incurred at the request of the Company with respect to Executive’s compliance with this paragraph.  Executive also agrees that, in the event that Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to Executive’s employment by the Company Group, Executive will give prompt notice of such request to the Company and will make no disclosure until the Company or the other applicable member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 9.                                            General Provisions.

(a)                                  Governing Law and Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RESTRICTIVE COVENANT AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.

(b)                                 Entire Agreement.  This Agreement together with the Employment Agreement sets forth the entire agreement and understanding between the Company and Executive relating to the subject matter herein and merges all prior discussions between the parties.  No modification or amendment to this Agreement or any waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in Executive’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(c)                                  No Right of Continued Employment.  Executive acknowledges and agrees that nothing contained herein shall be construed as granting Executive any right to continued employment by the Company Group, and the right of Executive’s employer to terminate Executive’s employment at any time and for any reason, with or without cause, is specifically reserved.

(d)                                 Successors and Assigns.  This Agreement will be binding upon Executive’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  Executive expressly acknowledges and agrees that this Agreement may be assigned by the Company upon prompt notice to, but without Executive’s consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company Group for which Executive provides services, whether by purchase, merger, or other similar corporate transaction.

(e)                                  Survival.  Except as otherwise provided herein or in the Employment Agreement the provisions of this Agreement shall survive the termination of Executive’s employment with the Company Group or the assignment of this Agreement by the Company to any successor in interest or other assignee.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

/s/ Thomas C. Stortz
By: Thomas C. Stortz
Title: EVP

EXECUTIVE

/s/ James Q. Crowe
James Q. Crowe

Appendix 1

For purposes of the Restrictive Covenant Agreement, the following entities shall be deemed competitive with the Company:  (i) companies that include within their corporate structure competitive local exchange carrier(s) or incumbent local exchange carrier(s), which with affiliates have, for their most recent fiscal year, annual consolidated total communications revenue equal to or greater than $1 Billion; (ii) providers of content delivery network services which with affiliates have, for their most recent fiscal year, consolidated total content delivery network revenues greater than $50 million; (iii) international communication services providers which with affiliates have a presence in the United States and, with affiliates, have, for their most recent fiscal year, annual consolidated total revenue equal to or greater than $1Billion; and (iv) any of the entities identified as competitors in the Company’s Forms 10-K during the Term (as defined in Executive’s Employment Agreement) and the Restrictive Period.